July 18, 2025

Atlas U.S. Government Money Market Fund, Inc.

Buchanan Office Center

Road 165 #40, Suite 201

Guaynabo, PR 00968

Re: Atlas U.S. Government Money Market Fund Inc.,

      File Nos. 333-286213 and 811-24068

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Atlas U.S. Government Money Market Fund, Inc.’s Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP